EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		October 25, 2006
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS RECORD NINE-MONTH RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) announced today that nine-month sales and earnings set new Company records.
Net sales for the first nine months of 2006 increased $473.1 million or 92.1% to a record $987.0 million compared to $513.9 million during the first nine months of 2005. Higher prices for building wire sold in 2006, driven by higher copper costs, primarily accounted for the increase in net sales dollars versus 2005. Net income for the first nine months of 2006 increased 643% to a record $109.0 million versus $14.7 million in the first nine months of 2005. Fully diluted net earnings per common share were $4.60 in the first nine months of 2006 versus $0.63 in the first nine months of 2005.
Net sales for the third quarter of 2006 increased $165.4 million or 80% to a record $372.9 million compared to $207.5 million during the third quarter of 2005. Net income for the third quarter of 2006 increased 219% to $35.8 million versus $11.2 million in the third quarter of 2005. Fully diluted net earnings per common share increased to $1.51 in the third quarter of 2006 versus $0.48 in the third quarter of 2005.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are proud to announce new records for sales and earnings in the first nine months of 2006. Results from our trailing twelve months also set new records in net sales of $1.231 billion and fully diluted earnings per share of $6.10. Copper prices have been relatively volatile, but continue to trade near historic highs, driven by strong global demand. A variety of industry sources indicate the outlook for commercial construction is positive nationwide. As we previously reported, we began shipping armored cable to customers in July. We continue to install machinery in the new armored cable plant to enable us to manufacture a broad mix of armored cable products and seek to maintain our historically high order fill rates. Due to our strong cash flow in the third quarter, our debt rose only $30.5 million to $185.0 million despite the fact that our working capital requirements increased by $65.8 million and we invested $3.8 million on capital expenditures. Our shareholders’ equity increased by $110.7 million in the first nine months of 2006 to $321.2 million. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We also want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS

Current Assets
Cash	$34,683	$2,622
Receivables, net	292,078	164,930
Inventories	114,323	67,932
Prepaid Expenses and Other	28,215	19,749

Total Current Assets	469,299	255,233

Property, Plant and Equipment, net	103,303	93,137

Other Assets	102	106

Total Assets	$572,704	$348,476

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$31,541	$17,277
Accrued Liabilities and Other	25,060	38,844

Total Current Liabilities	56,601	56,121

Long Term Liabilities
Note Payable	184,067	70,438
Other Long Term Liabilities	933	762
Non-Current Deferred Income Taxes	9,913	10,620

Total Long Term Liabilities	194,913	81,820

Total Liabilities	251,514	137,941

Stockholders’ Equity
Common Stock	261	259
Additional Paid in Capital	40,628	38,932
Treasury Stock	(15,275)	(15,275)
Retained Earnings	295,576	186,619

Total Stockholders’ Equity	321,190	210,535

Total Liabilities and Stockholders’ Equity	$572,704	$348,476

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005

Net Sales	$372,915	100.0%	$207,459	100.0%	$987,011	100.0%	$513,917	100.0%
Cost of Sales	298,649	80.1%	176,462	85.1%	766,520	77.7%	456,802	88.9%

Gross Profit	74,266	19.9%	30,997	14.9%	220,491	22.3%	57,115	11.1%

Selling, General and Administrative Expenses	16,589	4.4%	12,769	6.2%	46,760	4.7%	33,254	6.5%

Operating Income	57,677	15.5%	18,228	8.8%	173,731	17.6%	23,861	4.6%

Net Interest & Other Expense	2,530	0.7%	1,074	0.5%	5,608	0.6%	2,676	0.5%

Income before Income Taxes	55,147	14.8%	17,154	8.3%	168,123	17.0%	21,185	4.1%

Income Taxes	19,386	5.2%	5,949	2.9%	59,166	6.0%	6,517	1.3%

Net Income	$35,761	9.6%	$11,205	5.4%	$108,957	11.0%	$14,668	2.9%

Basic Earnings Per Share	$1.54		$0.48		$4.69		$0.63

Diluted Earnings Per Share	$1.51		$0.48		$4.60		$0.63

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
—Basic	23,267		23,111		23,248		23,108

—Diluted	23,680		23,495		23,666		23,447